As filed with the Securities and Exchange Commission on November 7, 2025

Registration No. 333-[●]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

cbdMD, Inc.
(Exact Name of Registrant As Specified In Its Charter)

North Carolina	2833	47-3414576
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2101 Westinghouse Blvd. Suite A Charlotte, NC 28273
(704) 445-3060
(Address, Including Zip Code, And Telephone Number, Including Area Code, Of Registrant’s Principal Executive Offices)

T. Ronan Kennedy
Chief Executive Officer and Chief Financial Officer
2101 Westinghouse Blvd. Suite A Charlotte, NC 28273
(704) 445-3060

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent for Service)

COPIES TO:

Brian A. Pearlman, Esq.

Brian S. Bernstein, Esq.

Nason Yeager Gerson Harris & Fumero P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, Florida 33410

(561) 686-3307

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 7, 2025

PROSPECTUS

cbdMD, Inc.

1,700,000 Shares of Common Stock

This prospectus relates to the potential resale from time to time of up to 1,700,000 shares of our common stock (the “Shares”) by the selling shareholders identified herein (the “Selling Shareholders”). The Shares being offered by the Selling Shareholders are issuable upon conversion of shares of our Series B Convertible Preferred Stock (“Series B Preferred Stock”), which were sold and issued to the Selling Shareholders pursuant to separate Preferred Stock Purchase Agreements, dated as of September 29, 2025, by and between us and the Selling Shareholders (collectively, the “Purchase Agreements”). Such registration does not mean that the Selling Shareholders will actually offer or sell any of these shares. We will not receive any proceeds from the sales of the shares of our common stock by the Selling Shareholders being registered hereby.

Our common stock is listed on the NYSE American under the symbol “YCBD.” On November 3, 2025, the last reported sales price of our common stock on the NYSE American was $0.841 per share.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information,” carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page [__] of this prospectus, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November [_], 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the Selling Shareholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise indicates, when used in this report, the terms the “Company,” “cbdMD, “we,” “us, “our” and similar terms refer to cbdMD, Inc., a North Carolina corporation, and our subsidiaries CBD Industries LLC, a North Carolina limited liability company formerly known as cbdMD LLC, which we refer to as “CBDI”, Paw CBD, Inc., a North Carolina corporation which we refer to as “Paw CBD” and cbdMD Therapeutics LLC, a North Carolina limited liability company which we refer to as “Therapeutics” and Proline Global, LLC a North Carolina limited liability company which we refer to as “Proline Global.” In addition, “fiscal 2024” refers to the year ended September 30, 2024, and “fiscal 2023” refers to the year ended September 30, 2023.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including, but not limited to, statements regarding our liquidity, anticipated capital expenditures, and expected sales to the Selling Shareholders.

All statements contained in this prospectus other than statements of historical facts, including but not limited to statements regarding our future financial position, liquidity, business strategy, plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes included or incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Corporate Information

Our company was formed under the laws of the state of North Carolina in March 2015 under the name Level Beauty Group, Inc. In November 2016 we changed the name of our company to Level Brands, Inc. Effective May 1, 2019, we changed our name to cbdMD, Inc.

Our principal executive offices are located at 2101 Westinghouse Blvd., Suite A Charlotte, NC 28273. Our telephone number at this location is (704) 445-3060. Our corporate website address is www.cbdmd.com. The information contained in, and that can be accessed through, our websites or our various social media platforms is not incorporated into and is not a part of this prospectus.

Our Company

We own and operate the nationally recognized CBD (cannabidiol) brands cbdMD, Paw CBD and functional mushroom brand ATRx Labs, and Herbal Oasis, our line of THC beverages. We believe that we are an industry leader producing and distributing hemp derived solutions including broad spectrum CBD products and full spectrum CBD products. Our mission is to enhance our customer’s overall quality of life while bringing powerful natural plant education, awareness and accessibility of high quality and effective products to all. We source hemp-derived cannabinoids, which are extracted from hemp grown on farms in the United States. Our innovative broad spectrum formula utilizes one of the purest hemp extracts, containing CBD, CBG and CBN, while eliminating the presence of tetrahydrocannabinol (THC). Non-THC is defined as below the level of detection using validated scientific analytical methods. Our full spectrum and Delta 9 products contain a variety of cannabinoids and terpenes in addition to CBD while maintaining amounts of THC that fall below the limits set in the 2018 Farm Act. In addition to our core brands, we also operate cbdMD Therapeutics to capture the Company’s ongoing investments in science related to its existing and future products, including research and development activities for therapeutic applications.

Our cbdMD brand of products includes an array of high-grade, premium every day and functional CBD products, including tinctures; gummies; topicals; capsules; and sleep, focus and calming aids. In addition, we have clinical based claims and industry leading strength and concentrations to drive product efficacy.

Our Paw CBD brand of products includes veterinarian-formulated products including tinctures, chews, topicals products in varying strengths and formulas. Paw CBD products have undergone the National Animal Safety Council’s rigorous audit and meet their Quality Seal standard.

Our ATRx brand was developed using the power of functional mushrooms to provide consumers a complementary natural ingredient solution for immunity, focus, digestive health, and cognitive and mood benefits.

Herbal Oasis (“Oasis”) is a premium hemp-derived THC-infused social seltzer that blends cannabinoids and nootropic mushrooms to deliver a fast-acting, functional beverage made for presence and connection.

cbdMD, Paw CBD, Oasis, and ATRx products are distributed through our e-commerce websites, third party e-commerce sites, select distributors and marketing partners as well as a variety of brick-and-mortar retailers.

Recent Developments

Management continues to be very focused on our goal of delivering positive earnings through a combination of optimizing our product portfolio, right-sizing our cost structure and investing in marketing that will provide positive return on customer acquisition. During fiscal 2024 we made sweeping changes that have had a very positive impact to the business. The first quarter of fiscal 2025 was the first quarter in the Company’s history as a public company that revenues increased from a prior sequential quarter, the Company achieved Non GAAP Net Income (before the preferred dividend accrual) and the Company achieved positive EBITDA on a Non GAAP basis.

While we aimed to maintain our revenue levels during the third fiscal quarter of 2025, we experienced a decline driven by several identifiable factors. Our top priority for the quarter was securing shareholder approval to amend our articles of incorporation and convert the Series A Convertible Preferred Stock (the “Series A Preferred Stock”). This strategic move was essential to improving stockholders’ equity, and our plan to regain compliance with NYSE American continued listing standards and preserve our Common Stock listing on the NYSE American. We were successful in obtaining shareholder approval to convert our Series A Preferred Stock; however, the process required significant management attention and temporarily diverted executive management focus from core business operations.

In parallel, we identified and addressed weaknesses within our marketing team, which led to the implementation of leadership changes late in the second fiscal quarter of 2025 to strengthen customer acquisition efforts and restore profitability momentum. During the third quarter we rebuilt our marketing team and agency base. During the third quarter we reconstructed our marketing and creative systems and processes along with our customer acquisition funnels and performed significant channel testing. This resulted in a growing new customer base in July and key metrics of our direct to consumer business trending in the right direction. Our conservative cash management in the second quarter led to inventory levels dropping below optimal thresholds. Coupled with delays in product testing, this resulted in intermittent stock shortages across several SKUs. To correct this, we have since increased inventory investments to ensure better product availability and to support revenue recovery moving forward.

During fiscal year 2025, we faced a notable uptick in both state and federal regulatory activity that, if enacted, would limit consumer choice and significantly impact market access. Legislative actions in states like Georgia and Florida introduced new labeling requirements, which led to delays in product availability and required us to allocate additional resources toward packaging updates to remain compliant. At the federal and state levels, proposals such as HB 1 in Texas, HB 328 in North Carolina, and changes to the definition of hemp in the federal appropriations bill sought to fundamentally alter the definition of sellable hemp-derived products. If passed, these measures could have materially affected both our future revenue and the broader industry's viability.

While many of these proposals were ultimately defeated or delayed, the trend is clear: there is a growing and coordinated effort to restrict the hemp and cannabinoid wellness category. In response, management has had to dedicate increased time and capital this quarter to regulatory engagement—including updating packaging, mobilizing grassroots customer advocacy, lobbying efforts across multiple state capitals, and working closely with national trade organizations. We expect this regulatory pressure to persist, requiring continued strategic investment to protect market access and consumer choice. Increased regulation may also negatively affect our smaller competitors and potential reduce competition.

In the first fiscal quarter of 2025, cbdMD entered the rapidly expanding hemp-derived beverage market with the launch of Oasis, our ready-to-drink THC-infused seltzer. According to Euromonitor International, sales of hemp-derived THC beverages more than doubled in 2024 and are projected to grow to $4.1 billion by 2028—making this one of the fastest-growing segments in the hemp industry. Early consumer response to Oasis has been highly encouraging. In April 2025, the brand earned multiple medals at the prestigious LA Spirits Awards, a strong indicator of product acceptance and brand potential.

To support market momentum, we expanded our sales team mid-third quarter, initiated discussions with major retail chains, and ramped up in-person brand activation efforts. By the end of the third fiscal quarter of 2025, we secured distribution for Oasis across Alabama, Georgia, North Carolina, parts of South Carolina, and the Florida Panhandle. Sell-through has continued to accelerate in the fourth fiscal quarter. Most recently, we signed new distribution agreements in Tennessee, Minnesota, and additional Florida territories with other distributors in the pipeline, and we anticipate growing revenue from these markets in fiscal 2026.

We remain focused on growing the Company in a smart, profitable manner along with appropriate cost controls.

The Private Placement Transaction

On September 29, 2025, the Company entered into the Purchase Agreements with the Selling Shareholders whereby the Company sold and issued to the Selling Shareholders an aggregate of 1,700,000 shares of Series B Preferred Stock in exchange for aggregate gross proceeds totaling $1,700,000. The Company has used and/or intends to use the proceeds from the issuance of the Series B Preferred Stock for working capital and general corporate purposes. The Series B Preferred Stock is convertible at $1.00 per share, subject to adjustment as provided in the Series B Preferred Stock Certificate of Designation, with a floor conversion price of $0.50 per share.

Additionally, on September 29, 2025, the Company and the Selling Shareholders entered into the Registration Rights Agreements (the “Registration Rights Agreements”), pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of the shares of common stock underlying the Series B Preferred Stock sold and issued to the Selling Shareholders under the Purchase Agreements.

In no event shall we issue any shares of common stock upon conversion of the Series B Preferred Stock to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreements would exceed 19.99% of the total number of shares of common stock issued and outstanding immediately preceding the execution of the Purchase Agreements (1,782,518 shares) (the “Exchange Cap”), subject to adjustment as set forth in the Purchase Agreements, unless and until we obtain the approval of the issuance of such shares by our shareholders in accordance with the applicable stock exchange rules.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 1,700,000 shares of common stock (the “Shares”). The Selling Shareholders may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Shareholders.

Common stock offered by the Selling Shareholders	Up to 1,700,000 shares of our common stock, assuming full conversion of the Series B Preferred Stock at a conversion price equal to $1.00 per share.

Common stock outstanding immediately prior to this offering	8,919,410 shares

Common stock outstanding immediately following this offering	10,619,410 shares, assuming full conversion of the Series B Preferred Stock at a conversion price equal to $1.00 per share.

Terms of the offering	The Selling Shareholders will determine when and how it will dispose of any shares of our common stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of the Shares offered for sale by it under this prospectus. See “Use of Proceeds” on page 9 for more information.

Stock Symbol	YCBD

Transfer Agent and Registrar	VStock Transfer, LLC

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Outstanding Shares

The number of shares of our common stock to be outstanding after this offering assumes 8,919,410 shares of our common stock outstanding as of November 6, 2025, and excludes:

●	a total of 1,700,000 shares of common stock issuable upon the conversion of Series B Preferred Stock at $1.00 per share;
●	a total of 19,716 shares of common stock issuable upon vesting of unvested restricted stock awards;
●	a total of 5,517 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $991.71 per share; and
●	a total of 5,901 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $208.75 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise or settlement of outstanding options or warrants.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully read the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended September 30, 2024 filed with the SEC on December 18, 2024, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

We are subject to the continued listing standards of the NYSE American and our failure to satisfy these criteria may result in de-listing of our securities.

Our common stock is listed on the NYSE American. In order to maintain these listings, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s securities sell at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which, in the opinion of the NYSE American, makes continued listing inadvisable. If the NYSE American delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain any additional financing to fund our operations that we may need.

The Company has received notification from the NYSE American LLC that the Company is not in compliance with NYSE American’s continued listing standards and in the event we do not ultimately regain and maintain compliance, our securities could ultimately be delisted from the NYSE American.

On December 31, 2024, we received notification (the “Notice”) from the NYSE American that the Company is no longer in compliance with an additional NYSE American continued listing standard. Specifically, the letter states that the Company is not in compliance with the continued listing standard set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”). Section 1003(a)(i) requires a listed company to have stockholders’ equity of $2.0 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years then ended. The Company reported stockholders equity of $1.9 million as of September 30, 2024, and losses from continuing operations and/or net losses in four of its five most recent fiscal years then ended. The Notice further provided that the Company remains subject to the conditions set forth in the NYSE American’s initial non compliance notification dated June 5, 2024 and its compliance plan that was accepted by the NYSE American on August 20, 2024 for noncompliance under Section 1003(a)(ii) of the Company Guide due to stockholders’ equity under $4.0 million which addressed how the Company intends to regain compliance with the continued listing standards by December 5, 2025 (the “Plan”).

As previously disclosed, all previously outstanding shares of our Series A Preferred Stock were converted to common stock on May 6, 2025 and all accrued dividends were eliminated. As part of this conversion, $6.7 million of accrued and unpaid dividends as of June 30, 2025 were converted to equity upon the Series A Preferred conversion which we believe will bring us into compliance with the NYSE American’s continued listing standard Section 1003(a)(ii) within the Plan period, assuming we maintain the continued listing standards for two quarters and comply with other provisions of Section 1003 of the Company Guide, including increased stockholders’ equity requirements of a minimum of $6,000,000 in the event we continue to incur annual losses from continuing operations and/or net losses.

While the Notice has no immediate impact on the listing of the Company’s shares of common stock which will continue to be listed and traded on the NYSE American during this period, subject to the Company’s compliance with the other listing requirements of the NYSE American, if the Common Stock ultimately were to be delisted for any reason, it could negatively impact the Company by (i) reducing the liquidity and market price of the Company’s Common Stock; (ii) reducing the number of investors willing to hold or acquire the Common Stock, which could negatively impact the Company’s ability to raise equity financing; and (iii) limiting the Company’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing the Company from accessing the public capital markets.

We may use proceeds from the Purchase Agreements in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Series B Preferred Stock made pursuant to the Purchase Agreements, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

The issuance of shares upon exercise of our outstanding options, restricted stock awards and warrants, or the conversion of the Series B Preferred Stock may cause immediate and substantial dilution to our existing shareholders.

We presently have options, unvested restricted stock awards and warrants that if exercised would result in the issuance of an additional 31,134 shares of our common stock. Our Series B Preferred Stock issued to the Selling Shareholders is currently convertible into 1,700,000 shares of common stock. The issuance of shares upon exercise of warrants and options and/or the conversion of shares of our Series B Preferred Stock will result in dilution to the interests of other shareholders.

THE PRIVATE PLACEMENT

Overview

On September 29, 2025, the Company entered into the Purchase Agreements with the Selling Shareholders pursuant to which the Company sold and issued 1,700,000 shares of Series B Preferred Stock in exchange for aggregate gross proceeds totaling $1,700,000. The Company has used and/or intends to use the proceeds from the sale and issuance of the Series B Preferred Stock for working capital and general corporate purposes.

Each share of Series B Preferred Stock is convertible into shares of our common stock at a conversion price of $1.00 per share at any time at the option of the holder, subject to certain customary adjustments (the “Conversion Price”). If the Company grants, issues or sells shares of common stock at a price (the “New Issuance Price”) that is less than the then-current Conversion Price, the Conversion Price will automatically be reduced to equal such New Issuance Price, subject to the floor price limitations. The Series B Preferred Stock Conversion Price is subject to a floor price of $0.50 per share, subject to adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events or subject to compliance with the rules and regulations of the NYSE American.

The Series B Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the Stated Value (as defined in the Certificate of Designation) shall be increased by the amount of such unpaid dividends, with such increase to be determined in accordance with procedures mutually agreed upon between the Company and the holders of the Series B Preferred Stock.

With respect to liquidation, dissolution and winding up of the Company, the Series B Preferred Stock ranks senior to all shares of the Company’s capital stock unless otherwise consented to by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series B Preferred Stock. In addition, The Series B Preferred Stock is also subject to a beneficial ownership limitation (the “Beneficial Ownership Limitation”) in which the holders of the Series B Preferred Stock do not have the right to convert the Series B Preferred Stock to the extent that, after giving effect to a conversion, the holder would beneficially own in excess of 4.99% of shares of common stock outstanding immediately after giving effect to such conversion.

Under applicable NYSE American Company Guide rules and as set forth in the Purchase Agreements, in no event may we issue to the Selling Shareholders shares of our common stock, upon conversion of the Series B Preferred Stock, representing 20% or more of the total number of shares of common stock outstanding immediately prior to the date of the Purchase Agreements (1,782,518 shares) unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable NYSE American rules.

Pursuant to the Purchase Agreements, the Company agreed to reimburse the Selling Shareholders in an amount of $200,000 for all costs and expenses incurred by the Selling Shareholders or their affiliates in connection with the private placement transactions between the Company and the Selling Shareholders. Also, pursuant to the Registration Rights Agreements, the Company agreed to pay all fees and expenses in connection with registration of the Shares.

The Purchase Agreements and Registration Rights Agreements contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

The foregoing description of the Purchase Agreements and Registration Rights Agreements and the transactions contemplated thereby does not purport to be complete and are qualified in their entirety by reference to the form of Purchase Agreements and form of Registration Rights Agreement, a copy of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report Form 8-K on October 6, 2025 and is incorporated by reference to the registration statement of which this prospectus forms a part.

No Short-Selling or Hedging

The Selling Shareholders have agreed that neither it nor any entity managed or controlled by it will engage in, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or (B) hedging transaction, which, with respect to items (A) and (B), establishes a net short position with respect to the common stock, during the term of the Purchase Agreements.

The issuance of our shares of common stock to the Selling Shareholders pursuant to the Purchase Agreements will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Selling Shareholders. We will not receive any proceeds from the resale of shares of common stock by the Selling Shareholders. All proceeds we received from sale and issuance of the Series B Preferred Stock will be used for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Each Selling Shareholder will determine at what price(s) such Selling Shareholder may sell the Shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET INFORMATION

Our common stock is listed on the NYSE American under the symbol “YCBD.”

On November 3, 2025, the last reported sale price of our common stock on the NYSE American was $0.841 per share. As of November 6, 2025, we had approximately 116 stockholders of record. The actual number of holders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

THE SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Shareholders of any or all shares of our common stock that have been or may be issued by us to the Selling Shareholders under the Purchase Agreements upon conversion of the Series B Preferred Stock. We are registering the shares of common stock underlying the Series B Preferred Stock pursuant to the provisions of the Registration Rights Agreements in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreements and the Registration Rights Agreements, the Selling Shareholders have not had any material relationship with us within the past three years.

As used in this prospectus, the term “Selling Shareholders” includes the Selling Shareholders listed in the table below, and their permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Shareholders’ interests in the shares of common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

The table below presents information regarding the Selling Shareholders and the shares of common stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders, and reflects holdings as of November 6, 2025. The number of shares in the column “Number of Shares of Common Stock Owned Prior to Offering” includes the shares of common stock to be issued to the Selling Shareholders upon conversion of the Series B Preferred Stock at the initial Conversion Price of $1.00 and subject to the Beneficial Ownership Limitation The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Shareholders may offer under this prospectus based on a number of the Shares which may be received upon conversion of the Series B Preferred Stock at a conversion price $0.50 (the Floor Price). The Selling Shareholders may sell some, all or none of their shares in this offering. We do not know how long the Selling Shareholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Shareholders have voting and investment power. The percentage of common stock beneficially owned by the Selling Shareholders prior to the offering shown in the table below is based on an aggregate of 8,919,410 shares of our common stock outstanding on November 6, 2025. The column “Number of Shares of Common Stock Owned After Offering” assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Shareholders’ method of distributing these securities.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number	Percent		Number	Percent
C/M Capital Master Fund, LP (1)	495,858	4.99%	1,020,000	0	0%
WVP Emerging Manager Onshore Fund, LLC – Arbitrage Series (2)	99,733	1.11%	99,733	0	0%
WVP Emerging Manager Onshore Fund, LLC – Incubation Series (3)	183,600	2.02%	183,600	0	0%
WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series (4)	396,667	4.26%	396,667	0	0%

(1)

The business address of C/M Capital Master Fund, LP is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. As of the date of the Purchase Agreement, C/M Capital Master Fund, LP did not beneficially own any shares of our common stock. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Master Fund, LP, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital Master Fund, LP. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 1,020,000 shares of Series B Preferred Stock. C/M Capital Master Fund, LP is not a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh and Mr. Juchno as to beneficial ownership of the securities beneficially owned directly or indirectly by C/M Capital Master Fund, LP.

(2)

The business address of WVP Emerging Manager Onshore Fund, LLC – Arbitrage Series is Two Executive Drive, Suite 515 Fort Lee, New Jersey 07024. Thomas Walsh, is the managing member of WVP Emerging Manager Onshore Fund, LLC – Arbitrage Series and has voting control and investment discretion over securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – Arbitrage Series. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 99,733 shares of Series B Preferred Stock. We have been advised that none of Mr. Walsh or WVP Emerging Manager Onshore Fund, LLC – Arbitrage Series is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh as to beneficial ownership of the securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – Arbitrage Series.

(3)

The business address of WVP Emerging Manager Onshore Fund, LLC – Incubation Series is Two Executive Drive, Suite 515 Fort Lee, New Jersey 07024. Thomas Walsh, is the managing member of WVP Emerging Manager Onshore Fund, LLC – Incubation Series and has voting control and investment discretion over securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – Incubation Series. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 183,600 shares of Series B Preferred Stock. We have been advised that none of Mr. Walsh or WVP Emerging Manager Onshore Fund, LLC – Incubation Series is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh as to beneficial ownership of the securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – Incubation Series.

(4)

The business address of WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series is Two Executive Drive, Suite 515 Fort Lee, New Jersey 07024. Thomas Walsh, is the managing member of WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series and has voting control and investment discretion over securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series. The amount of shares beneficially owned by the Selling Shareholder consists of shares of common stock issuable upon conversion of 396,667 shares of Series B Preferred Stock. We have been advised that none of Mr. Walsh or WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh as to beneficial ownership of the securities beneficially owned directly by WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Shareholders. The shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	any combination of the foregoing; or
●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders have informed us that they intend to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that they have acquired and may in the future acquire from us pursuant to the Purchase Agreements. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholders have informed us that each such broker-dealer will receive commissions from the Selling Shareholders that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the Selling Shareholders may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Shareholders, any compensation paid by the Selling Shareholders to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Shareholders. We have also paid the Selling Shareholders $200,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Shareholders, including the legal fees and disbursements of the Selling Shareholders’ legal counsel, in connection with their due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreements. See “The Private Placement” for more information.

We also have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Shareholders have represented to us that at no time prior to the date of the Purchase Agreements have the Selling Shareholders or their agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Shareholders have agreed that during the term of the Purchase Agreements, neither the Selling Shareholders, nor any of their agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

The Company shall use its commercially reasonable efforts to have the registration statement and any amendment declared effective by the SEC at the earliest practicable date. The Company shall use commercially reasonable efforts to keep the registration statement effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Selling Shareholder of all of the registrable securities covered thereby at all times until the date on which the Selling Shareholder shall have resold all the registrable securities covered thereby and no shares of common stock remain issuable under the Purchase Agreements.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the Selling Shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K beginning on Page 19, as filed with the SEC on December 18, 2024, as amended, and from Part II, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2025 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K beginning on Page 4, as filed with the SEC on December 18, 2024, as amended (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Articles of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part.

Our authorized capital is 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of blank check preferred stock, par value $0.001 per share. We have designated 1,700,000 of our blank check preferred stock as Series B Convertible Preferred Stock. On November 6, 2025, there were 1,700,000 shares of Series B Convertible Preferred Stock issued and outstanding. The balance of the blank check preferred stock is undesignated.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

As of November 6, 2025, we had 8,919,410 shares of common stock outstanding. In addition, as of that date, there were approximately 19,716 shares of common stock issuable upon vesting of unvested restricted stock awards; 5,517 shares of common stock issuable upon the exercise of outstanding stock options; and 5,901 shares of common stock issuable upon the exercise of outstanding warrants.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on both classes of our common stock to be effective while any shares of preferred stock are outstanding.

Series B Convertible Preferred Stock

On September 29, 2025, the Company filed a Certificate of Amendment to the Certificate of Incorporation (“Series B Certificate of Designation”) designating 1,700,000 shares of the Company’s authorized preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). Each share of the Series B Preferred Stock is convertible into common stock at a conversion price of $1.00, subject to anti-dilution adjustments and Alternative Conversion rights (as defined in the Series B Certificate of Designation). The Series B Preferred Stock accrues dividends at a rate of 10% per annum which are payable quarterly in shares of common stock, subject to the satisfaction of all Equity Conditions (as defined in the Series B Certificate of Designation), or in cash. If the Company fails to satisfy an Equity Condition, dividends shall be paid in cash. However, if North Carolina law prohibits the payment of dividends in cash, then the then Stated Value (as defined in the Series B Certificate of Designation) shall be increased by the dividends as reasonably determined by the Company and the holders of the Series B Preferred Stock.

With respect to liquidation, dissolution and winding up of the Company, the Series B Preferred Stock ranks senior to all shares of the Company’s capital stock unless otherwise consented to by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock have no voting power and no right to vote, except as required by the North Carolina Business Corporations Act or with respect to matters affecting the preferences, rights, privileges or powers relating to the Series B Preferred Stock. In addition, the Series B Preferred Stock is subject to a beneficial ownership limitation which prohibits any holder from beneficially owning more than 4.99% of the shares of the Company’s common stock outstanding immediately following such conversion.

Warrants

As of November 6, 2025, we have outstanding warrants to purchase 5,901 shares of common stock with exercise prices ranging from $20.16 to $1,350.00 and expiration dates from December 2025 to April 2028. The terms of the outstanding warrants were disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on January 10, 2020; December 9, 2020; June 30, 2021; and May 3, 2023.

Listings

Our common stock is listed on the NYSE American under the symbol “YCBD.”

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report on Form 10-K beginning on page 18, as filed with the SEC on December 18, 2024 (see “Incorporation of Certain Information by Reference”).

LEGAL PROCEEDINGS

The description of our legal proceedings is incorporated by reference from Part I, Item 3 of the Company’s Annual Report on Form 10-K beginning on Page 18 as filed with the SEC on December 18, 2024, as amended (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 24 filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 27 filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 32 filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from the Company’s definitive proxy statement on Schedule 14A beginning on page 34 filed with the SEC on February 25, 2025 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gavigan Law, PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of cbdMD, Inc. and Subsidiaries for the years ended September 30, 2024 and 2023, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as set forth in their report thereon appearing in cbdMD, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2024, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on cbdMD, Inc. and Subsidiaries’ ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website and through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. You may access the registration statement, of which this prospectus is a part, at the SEC’s website.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, https://www.cbdmd.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

●

Annual Report on Form 10-K for Fiscal Year ended September 30, 2024 filed with the SEC on December 18, 2024 and Form 10-K/A for the fiscal year ended September 30, 2024 filed with the SEC on January 27, 2025;

●	Our quarterly reports on Form 10-Q filed on February 13, 2025, May 15, 2025, and August 14, 2025;
●

Our current reports on Form 8-K (including 8-K/A) filed on January 3, 2025, January 10, 2025, January 15, 2025, April 11, 2025, May 7, 2025, May 20, 2025 and October 6, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein); and

●	Our definitive proxy statement on Schedule 14A filed on February 25, 2025.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, www.cbdmd.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company at 2101 Westinghouse Blvd., Suite A, Charlotte, NC 28273, Attention: T. Ronan Kennedy or an oral request by calling the Company at (704) 445-3060. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

PROSPECTUS

cbdMD, Inc.

Offering of [__] shares of common stock

_______ __, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fees.

SEC registration fees	$185.47
Printing expenses	$2,500
Accounting fees and expenses	$5,000
Legal fees and expenses	$275,000
Miscellaneous	$25,000
Total	$307,685.47

Item 14. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Our bylaws provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of cbdMD or at the request of cbdMD serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, we may indemnify our directors, officers, agents or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify us and our officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 6 of our Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action for breach of duty as a director.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

A summary of all securities that we have sold in the last year, since the beginning of the last fiscal year without registration under the Securities Act of 1933 (the “Securities Act”), is incorporated by reference from Part II, Item 5 of the Company’s Annual Report on Form 10-K as filed with the SEC on December 18, 2024 and the Company’s current report on Form 8-K filed on October 6, 2025 (see “Incorporation of Certain Information by Reference”).

Item 16. Exhibits and Financial Statement Schedules

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are being filed with the SEC as exhibits to this registration statement on Form S-1.

Exhibit No.	Exhibit Description	Form	Filing Date	Exhibit No.	Filing or Furnished Herewith
1.1	Underwriting Agreement, dated as of April 30, 2023, between cbdMD, Inc. and Maxim Group LLC	8-K	5/3/23	1.1
2.1	Merger Agreement dated December 3, 2018 by and among Level Brands, Inc., AcqCo, LLC, cbdMD LLC and Cure Based Development, LLC	8-K	12/3/18	2.1
2.2	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of Nevada merging AcqCo, LLC with and into Cure Based Development, LLC	10-Q	2/14/19	2.2
2.3	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of North Carolina merging AcqCo, LLC with and into Cure Based Development, LLC	10-Q	2/14/19	2.3
2.4	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of Nevada merging Cure Based Development, LLC with and into cbdMD LLC	10-Q	2/14/19	2.4
2.5	Articles of Merger dated December 20, 2018 as filed with the Secretary of State of North Carolina merging Cure Based Development, LLC with and into cbdMD LLC	10-Q	2/14/19	2.5
2.6	Addendum No. 1 to Agreement and Plan of Merger dated March 31, 2021	8-K	4/1/21	10.1
3.1	Articles of Incorporation	1-A	9/18/17	2.1
3.2	Articles of Amendment to the Articles of Incorporation - filed April 22, 2015	1-A	9/18/17	2.2
3.3	Articles of Amendment to the Articles of Incorporation - filed June 22, 2015	1-A	9/18/17	2.3
3.4	Articles of Amendment to the Articles of Incorporation - filed November 17, 2016	1-A	9/18/17	2.4
3.5	Articles of Amendment to the Articles of Incorporation - filed December 5, 2016	1-A	9/18/17	2.5
3.6	Articles of Amendment to Articles of Incorporation	8-K	4/29/19	3.7
3.7	Articles of Amendment to Articles of Incorporation including the Certificate of Designations, Rights and Preferences of the 8.0% Series A Cumulative Convertible Preferred Stock	8-K	10/11/19	3.1(f)
3.8	Articles of Amendment of Articles of Incorporation, as amended, of cbdMD, Inc. effective April 24, 2023	8-K	4/27/23	3.1
3.9	Articles of Amendment Automatic Conversion of Series A Preferred Stock effective May 6, 2025	8-K	5/7/25	3.1
3.10	Articles of Amendment to the Articles of Incorporation 8 to 1 reverse split effective May 6, 2025	8-K	5/7/25	3.2
3.11	Certificate of Designation of Series B Convertible Preferred Stock filed September 29, 2025	8-K	10/6/25	3.1
3.12	Bylaws, as amended	1-A	9/18/17	2.6
4.1	2015 Equity Compensation Plan+	1-A	9/18/17	3.8
4.2	Form of Stock Option Award under 2015 Equity Compensation Plan*	1-A	9/18/17	3.9
4.3	2021 Equity Compensation Plan*	8-K	1/14/21	10.1
4.4	Form of Representative’s Warrant dated January 9, 2020	8-K	1/10/20	4.1
4.5	Form of Representative’s Warrant dated December 11, 2020	8-K	12/9/20	4.1
4.6	Form of Representative’s Warrant dated June 28, 2021	8-K	6/30/21	4.1
4.7	Form of Representative’s Warrant dated May 3, 2023	8-K	5/3/23	4.1
4.8	Convertible Promissory Note dated January 30, 2024	8-K	2/2/24	4.1
5.1	Opinion of Gavigan Law, PLLC				Filed
10.1	Form of Indemnification Agreement	1-A	9/18/17	6.21
10.2	Office Lease dated July 11, 2019	10-Q	8/14/19	10.1
10.3	Warehouse Lease dated August 27, 2019	10-Q	2/13/20	10.1
10.4	Form of Distribution Agreement dated February 26, 2020 by and among cbdMD, Inc., CBD Holdings, LLC and the members of CBD Holdings, LLC	8-K	2/28/20	10.1
10.5	Endorsement Agreement effective July 1, 2020	10-Q	8/21/20	10.1
10.6	Asset Purchase Agreement by and among Twenty Two Capital, LLC, cbdMD, Inc., John J. Wiesehan III, Vieo Design, LLC and Bradley D. Trawick dated June 22, 2021	8-K	7/27/21	10.1

10.7	Executive Employment Agreement dated October 1, 2021 between cbdMD, Inc. and T. Ronan Kennedy*	8-K	10/5/21	10.1
10.8	Equipment Purchase Agreement effective April 7, 2022 by and between cbd Industries, LLC and Old Belts Extracts LLC	10-Q	4/7/22	10.21
10.9	Membership Interest Transfer Agreement dated June 22, 2022	10-Q	8/11/22	10.22
10.10	Agreement for Advertising Placement dated February 1, 2023+	S-1	3/13/23	10.17
10.11	Side Letter – Keystone Capital Partners, LLC	S-1	3/13/23	10.20
10.12	Common Stock Purchase Agreement dated March 2, 2023 by and among cbdMD, Inc. and Keystone Capital Partners, LLC	8-K	3/2/23	10.1
10.13	Registration Rights Agreement dated March 2, 2023 by and among cbdMD, Inc. and Keystone Capital Partners, LLC	8-K	3/2/23	10.2
10.14	License Agreement, effective as of March 20, 2024, by and between cbdMD, Inc. and HSKL, Inc.	8-K	3/18/24	10.1
10.15	Lease Forbearance Agreement, dated as of March 14, 2024, by and between cbdMD, Inc. and HSKL, Inc.	8-K	3/18/24	10.2
10.16	Amendment to Extend Westinghouse Boulevard Lease dated November 26, 2024	8-K	11/27/24	10.1
10.17	Form of Preferred Stock Purchase Agreement between cbdMD, Inc. and the Selling Shareholders+	8-K	10/6/25	10.1
10.18	Form of Registration Rights Agreement between cbdMD, Inc. and the Selling Shareholders	8-K	10/6/25	10.2
21.1	List of Subsidiaries	S-1	2/16/24	21.1
23.1	Consent of Cherry Bekaert LLP				Filed
23.2	Consent of Gavigan Law, PLLC (contained in Exhibit 5.1)				Filed
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table	S-1		107	Filed

+ Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601 of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina on November 7, 2025.

CBDMD, INC.

By:	/s/T. Ronan Kennedy
T. Ronan Kennedy
Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Ronan Kennedy	Chief Executive Officer, Chief Financial Officer, Director	November 7, 2025
T. Ronan Kennedy

/s/ Scott G. Stephen	Chairman of the Board of Directors	November 7, 2025
Scott G. Stephen

/s/ Jeffrey Porter	Director	November 7, 2025
Jeffrey Porter

/s/ William F. Raines	Director	November 7, 2025
William F. Raines

/s/ Kevin Roe	Director	November 7, 2025
Kevin Roe

/s/ Bakari Sellers	Director	November 7, 2025
Bakari Sellers

/s/ Dr. Sibyl Swift	Director	November 7, 2025
Dr. Sibyl Swift